Exhibit 5.1
January 31, 2006
Vestin Realty Trust I, Inc.
8379 West Sunset Road
Las Vegas, Nevada 89113
          Re:     Registration Statement on Form S-4
Ladies and Gentlemen:
          We have served as special Maryland counsel to Vestin Realty Trust I, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the registration by the Company of up to 7,900,000 shares (the “Shares”) of common stock, par value $.0001 per share (the “Common Stock”), of the Company covered by the above-referenced Registration Statement, and all amendments thereto (collectively, the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.
          In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):
          1. The Registration Statement and the related form of proxy statement/ prospectus included therein in the form in which it was filed with the Commission under the 1933 Act;
          2. The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);
          3. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;
          4. The form of Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company and Vestin Fund I, LLC, a Nevada limited liability company (“Fund I”), pursuant to which Fund I will be merged with and into the Company (the “Merger”);
          5. The Articles of Merger in the form to be filed with the SDAT in order to effect the Merger (the “Articles of Merger”);

Vestin Realty Trust I, Inc.
January 31, 2006

          6. Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company relating to the Merger and the issuance of the Shares, certified as of the date hereof by an officer of the Company;
          7. Resolutions adopted by the stockholders of the Company relating to the Merger, certified as of the date hereof by an officer of the Company;
          8. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;
          9. A certificate executed by an officer of the Company, dated as of the date hereof; and
          10. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.
     In expressing the opinion set forth below, we have assumed the following:
          1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.
          2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.
          3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of such party set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.
          4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to

Vestin Realty Trust I, Inc.
January 31, 2006

any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.
          5. The Shares will not be issued in violation of the restrictions on transfer and ownership contained in Article VII of the Charter.
          6. Fund I is a duly formed and validly existing limited liability company under the laws of the State of Nevada. The Merger will be validly effected under the laws of the State of Nevada and the State of Maryland pursuant to the Merger Agreement and the Articles of Merger will be accepted for record by the SDAT. All of the units of limited liability company interest of Fund I to be converted in the Merger into the right to receive Shares were duly authorized and validly issued and will be converted into the right to receive Shares in accordance with the terms of the Merger Agreement.
          Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:
          1. The Company has been duly incorporated and is validly existing under the laws of the State of Maryland and is in good standing with the SDAT.
          2. The Shares have been duly authorized and, when and if issued and delivered in accordance with the Merger Agreement, the Articles of Merger and the Resolutions, will be validly issued, fully paid and nonassessable.
          The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.
          The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

Vestin Realty Trust I, Inc.
January 31, 2006

          This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ VENABLE LLP